EXHIBIT 4.6

NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR THE SHARES OF COMMON STOCK WHICH WILL BE ISSUED IF THIS NOTE IS CONVERTED INTO SHARES OF COMMON STOCK, HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE WITHOUT THE EXPRESS WRITTEN CONSENT OF THE MAKER AND MAKER'S RECEIPT OF AN OPINION OF COUNSEL ACCEPTABLE TO THE MAKER THAT SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE OR OTHER DISTRIBUTION FOR VALUE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

$100,000                                                  DATE: JANUARY 12, 2006

                           CONVERTIBLE PROMISSORY NOTE

         FOR VALUE RECEIVED, Tradequest International, Inc., a Nevada corporation ("Maker"), hereby promises to pay to the order of Loyola Holdings, Inc., a Nevada corporation ("Payee"), the principal sum of One Hundred Thousand Dollars (U.S. $100,000), together with interest thereon from the date hereof accruing at the rate of twenty percent (20%) per annum. Principal and all accrued interest shall be payable in full on demand if converted to common shares of the Maker, or shall be due and payable on or before July 12, 2006, (the "Maturity Date"). This Note is unsecured.

                                  PAYMENT TERMS

         PRINCIPAL AND INTEREST. The principal amount of this Note, together with all accrued interest, shall be due and payable on the Maturity Date or if converted to common shares of the Maker on demand.

         MANNER OF PAYMENT. All payments of principal and interest on this Note shall be made payable to Payee. If any payment of principal or interest on this
Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of Nevada.

         PREPAYMENT. Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.

                                     DEFAULT

         The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder ("Event of Default"):

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         (a) If Maker  shall fail to pay when due any  payment of  principal  or interest on this Note and such failure continues for fifteen (15) days after Payee notifies Maker therein writing;

         (b) The Maker shall default in the observance or performance of any other term, covenant or agreement contained herein and the same shall not be cured within fifteen (15) days of the occurrence thereof;

         (c) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

         (d) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's assets, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 120 days.

                                    REMEDIES

         Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable regardless of any prior forbearance and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys' fees.

                          CONVERSION INTO COMMON STOCK

         The unpaid principal amount of the Note and accrued interest thereon may, at the election of Payee, be converted in full or part into fully paid and nonassessable shares of common stock of Maker at a rate of $.0.50 per share.

MANNER OF CONVERSION. This Note may be converted by Maker by surrender of this Note, to Maker at its principal office (or at such other office as the Maker shall designate to Payee from time to time). The conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Note shall have been so surrendered to the Maker.

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DELIVERY OF STOCK CERTIFICATES.  As promptly as practicable after the conversion of this Note, and in any event within thirty days thereafter, the Maker at its expense will issue, authenticate and deliver to the converting Lender the certificate or certificates for the number of shares of common stock issuable upon such conversion ("Converted Shares"). All Converted Shares shall be duly and validly issued and fully paid and nonassessable. Each certificate shall bear the following legend:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS, AND ACCORDINGLY, MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION UNDER SUCH ACT AND SUCH LAWS OR PURSUANT TO AN EXEMPTION THEREFROM.

COVENANT TO RESERVE SHARES FOR CONVERSION. Maker covenants that it will at all times reserve and keep available, out of its authorized common stock, solely for the purpose of delivery upon conversion of this Note, such number of shares of common stock as shall then be deliverable upon the conversion of this Note.

PIGGYBACK REGISTRATIONS. The Company shall include the Converted Shares in the filing of any registration statement under the Act for purposes of effecting a registration statements relating to a corporate merger, acquisition or reorganization, or any Form S-3 or similar registration statement (other than a registration statement on Form S-8).

NO DILUTION. If the Maker:

         (i) (A) makes a distribution in respect of the common stock in shares of common stock, (B) subdivides the outstanding shares of common stock or (C) combines the outstanding shares of common stock into a smaller number of shares, in each case whether by reclassification or recapitalization (including reclassification or recapitalization by way of merger or consolidation); or

         (ii) issues to holders of shares of common stock as a dividend or distribution, (including by way of reclassification or recapitalization), any right or warrant to purchase shares of common stock, or any other security convertible into shares of common stock; or

         (iii) issues, sells or exchanges shares of common stock for a cash price less than the fair market value of such common stock on the date of such issuance, sale or exchange other than pursuant to options or commitments to issue securities outstanding on the date of the Note; or

         (iv) makes a distribution in respect of the common stock by way of dividend, distribution reclassification or recapitalization (including by way of merger or consolidation), or redeems or repurchases any common stock; then the Maker shall

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promptly  adjust  the  number  of shares of  common  stock to be  received  upon conversion hereunder so that the fair market value of the shares to be received by Payee following any of the events described in (i)-(iv) and the adjustment is equal to the fair market value of the shares that would have been received by Purchaser if conversion had taken place immediately prior to such event and adjustment.

DISCLOSURES. Payee understands and acknowledges that the there is no active market for the Maker's common stock, and Maker will likely operate at a loss during the year ended 2006. Payee understands that an investment in Maker is a high risk investment. Payee understands that the $.0.50 conversion price has been arbitrarily determined and does not indicate that the shares of Maker's common stock's are worth, or have a value of, $.0.50 per share under any criteria of valuation.

AVAILABILITY OF INFORMATION. The Maker undertakes to make available to Payee in connection with Payee's decision as to whether Payee will convert this Note, any reasonable and relevant information requested, and undertakes to give the Payee an opportunity to ask questions of, and receive answers from, Maker concerning any financial or other matter relating to the Maker.

                                     WAIVER

         The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and
(c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

                                OTHER PROVISIONS

         This Note shall be construed according to, and shall be governed by, the laws of the State of Nevada. The provisions of this Note shall be deemed severable, so that if any provision hereof is declared invalid under the laws of any state where it is in effect, or of the United States, all other provisions of this Note shall continue in full force and effect. This Note may be amended only by a writing signed on behalf of each party.

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         Any suit filed to enforce this Note or collect the money owed hereunder shall be filed in any state or federal court having subject matter jurisdiction and located in Clark County, Nevada. In any action or proceeding instituted with respect to any such claim, Maker irrevocably submits to the jurisdiction of such courts.

         This Note shall be binding upon the successors and assigns of Maker, and shall inure to the benefit of and be enforceable by the heirs, personal representatives, successors and assigns of Payee or any other holder hereof.

         IN WITNESS WHEREOF, the undersigned has duly executed, sealed and delivered this Promissory Note the day and year first above written.

         MAKER:

         TRADEQUEST INTERNATIONAL, INC.
         a Nevada corporation

         /s/ Luis Alvarez
         ----------------
         Luis Alvarez, CEO

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